GESCHÄFTSFÜHRERVERTRAG	MANAGING DIRECTOR CONTRACT

zwischen	between

SCM Microsystems GmbH Oskar-Messter-Straße 13 85737 Ismaning

- nachfolgend "Gesellschaft" -	- hereinafter "Company" -

hier vertreten durch die Gesellschafterin	here represented by its shareholder

SCM Microsystems, Inc.

letztere hier vertreten durch	the latter here represented by

Herrn/Mr. Stephan Rohaly

und	and

Herrn/Mr. Felix Marx Inge-Morath Strasse 42h 8045 Graz-Andritz Austria

- nachfolgend „Herr Marx“ oder "Gesch’ftsführer" -	- hereinafter “Mr. Marx” or "Managing Director" -

Präambel	Preamble

Herr Marx wird als Geschäftsführer der Gesellschaft und zugleich als Chief Executive Officer („CEO“) der SCM Microsystems Inc. bestellt werden.	Mr. Marx shall be appointed as a Managing Director of the Company and at the same time as Chief Executive Officer (“CEO”) of SCM Microsystems Inc..

Die Bedingungen seiner Anstellung als Geschäftsführer der Gesellschaft und als CEO der SCM Microsystems Inc. sollen sich ab dem 1. November 2007 allein nach folgenden Regelungen richten:	Starting with 1 November 2007, the conditions of the employment as Managing Director of the Company and as CEO of SCM Microsystems Inc. will exclusively base upon the following provisions:

1. Position	1. Position

1.1  Herr Marx ist Geschäftsführer der Gesellschaft. Er führt die Geschäfte der Gesellschaft und vertritt die Gesellschaft nach Maßgabe des Gesetzes, der Vorschriften der Satzung und den jeweiligen Weisungen der Gesellschafterversammlung, gegebenenfalls zusammen mit weiteren Geschäftsführern.

1.1  Mr. Marx is Managing Director of the Company. He manages the Company and will represent the Company in compliance with all statutory provisions, the provisions of the Company's articles of association and the instructions, which may be forthcoming from the shareholder's meeting from time to time, together with further managing directors if any.

1.2  Die Gesellschaft hat einen oder mehrere Gesch’ftsführer. Sie beh’lt sich vor, eine Gesch’ftsordnung für die Gesch’ftsführung zu erlassen, in der die Aufgaben und Verantwortungsbereiche mehrerer Gesch’ftsführer gegeneinander abgegrenzt werden. Die Gesellschaft kann auch jederzeit die Aufgaben- und Verantwortungsbereiche des Gesch’ftsführers definieren, erweitern oder einschr’nken.

1.2 The Company has one or several managing directors. The Company reserves the right to issue a management regulation, which allocates tasks and responsibilities among the managing directors, if more than one managing director has been appointed. The Company can define, extend or limit the fields of tasks and responsibility of the Managing Director at any time.

1.3  Das Aufgabengebiet von Herrn Marx kann sich daneben auf Verlangen der Alleingesellschafterin zur Unterstützung von deren übergreifenden Unternehmenszielen auf die Erfüllung anderer Aufgaben und die Übernahme weiterer Verantwortungsbereiche im Rahmen der SCM-Gruppe erstrecken.

1.3  The responsibilities of Mr. Marx may be extended upon request of the sole shareholder to the performance of other transfers or the assumption of further responsibilities within the SCM Group to support its overall business objective.

1.4 Der Geschäftsführer wird die jeweils gültigen unternehmensinternen Richtlinien, Verfahren und Praktiken der Gesellschaft einhalten und beachten.	1.4 The Managing Director shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time.

1.5  Zu den Aufgaben von Herrn Marx gehört insbesondere die Übernahme des Amts als CEO der SCM Microsystems Inc., einer Delaware-Gesellschaft, wobei er in diesem Amt den Beschr’nkungen und Regelungen unterliegt, die für einen Officer einer US-amerikanischen börsennotierten Gesellschaft gelten, sowie den internen Richtlinien von SCM Microsystems, Inc., insbeondere dem Sarbanes-Oxley Act of 2002. Die Gesellschaft beh’lt sich vor, die Aufgaben in einer Stellenbeschreibung zu konkretisieren.

1.5  The tasks of Mr. Marx includes but is not limited to the position as CEO at SCM Microsystems, Inc., a Delaware corporation, and as such, the position is subject to the rules and regulations applicable to an officer of a US public company and the internal policies of SCM Microsystems, Inc., including, among others, the Sarbanes-Oxley Act of 2002. The Company reserves the right to specify the tasks in a job description.

1.6  Der Geschäftsführer berichtet - vorbehaltlich einer anderweitigen Bestimmung der Alleingesellschafterin an den Chairman des Board of Directors der SCM Microsystems Inc., derzeit Werner Koepf ("Vertreter der Alleingesellschafterin").

1.6  The Managing Director reports - subject to other instructions of the sole shareholder - to the Chairman of the Board of Directors of SCM Microsystems Inc., currently Werner Koepf ("the Representative of the sole shareholder").

1.7 Dienstort ist der Sitz der Gesellschaft, gegenw’rtig Ismaning. Die T’tigkeit ist mit umfangreichen Dienstreisen, auch ins Ausland - insbesondere USA - verbunden.	1.7 Place of work is the seat of the Company, currently in Isamning. His activity will require extensive business travels, including travels abroad - above all to the USA.

2. Vergütung	2. Remuneration

2.1  Der Gesch’ftsführer erh’lt ein j’hrliches Grundgehalt von EUR 240.000,00 brutto ("Grundgehalt"), zahlbar in zwölf gleichen Monatsraten jeweils am Ende eines Monats. Ist ein Vertragsjahr kürzer als das Kalenderjahr, wird die Vergütung zeitanteilig bezahlt.

2.1  The Managing Director shall receive an annual base salary of EUR 240,000.00 gross ("Fixed Salary"), which shall be payable in 12 equal instalments at the end of each month. Provided a contract year is shorter than the calendar year, the remuneration shall be paid pro rata temporis.

2.2 Zuzüglich zum Grundgehalt erh’lt der Gesch’ftsführer eine erfolgsabh’ngige j’hrliche variable Vergütung nach Maßgabe des jeweils gültigen SCM Executive Bonus Program, jedoch höchstens EUR 192.000,00 brutto j’hrlich. Der Bonus ist abh’ngig vom Erfolg der Gesellschaft und der Bewertung der persönlichen Mitarbeit des Gesellschafters (MbO) sowie von anderen Kriterien und Zielen, die der für Vergütung zust’ndige Ausschuss des Board of Directors jeweils festsetzt.. Die Ziele für die persönliche Mitarbeit werden vom für Vergütung zust’ndigen Ausschuss des Board of Directors der SCM Microsystems, Inc. nach Konsultation mit dem Gesch’ftsführer festgelegt. Die Höhe des Bonus richtet sich nach dem jeweils gültigen SCM Executive Bonus Program. Die variable Vergütung wird für jedes Kalenderjahr jeweils im ersten Quartal des darauf folgenden Kalenderjahres berechnet und f’llig.

Das SCM Executive Bonus Program für das Jahr 2007 ist diesem Vertrag als Anlage 1 beigelegt. Die variable Vergütung für das Jahr 2007 ist ausnahmsweise allein abh’ngig vom Erfolg der Gesellschaft. Herr Marx erh’lt für das anteilige Jahr 2007 eine zeitanteilige variable Vergütung nach folgender Maßgabe: Erreicht die Gesellschaft die nach dem SCM Executive Bonus Program für das 4. Quartal 2007 vorgesehenen Quartalsziele, erh’lt er die für das 4. Quartal 2007 vorgesehene variable Vergütung zeitanteilig (d.h. bei zweimonatiger Besch’ftigung 2/3). Erreicht die Gesellschaft die nach dem SCM Executive Bonus Program für das Jahr 2007 vorgesehenen Jahresziele, erh’lt Herr Marx zus’tzlich zeitanteilig den Bonusanteil, der bei Erreichung der j’hrlichen Ziele vorgesehen ist (d.h. bei zweimonatiger Besch’ftigung 2/12). Die variable Vergütung für das Jahr 2007 betr’gt höchstens EUR 32.000,00 brutto.

2.2  In addition to the Base Salary the Managing Director shall receive a target-orientated variable bonus under the SCM Executive Bonus Program as in force from time to time which can amount up to EUR 192,000.00 gross per annum. The Bonus is dependent on the earnings of the Company and the evaluation of the personal performance of the Managing Director (MbO) and such other criteria and target that the compensation committee of the Board of Directors may determine from time to time. The targets for the personal performance are determined by the compensation committee of the Board of Directors of SCM Microsystesm, Inc. in consultation with the Managing Director. The bonus shall be subject to the SCM Executive Bonus Program as in force from time to time. The variable compensation for each calendar year shall be calculated and due in the first quarter of the following calendar year.

The SCM Executive Bonus Program for the year 2007 is attached to this contract as Exhibit 1. The variable remuneration for the year 2007 exceptionally is only dependent on the success of the Company. Mr. Marx receives for the pro-rated year 2007 a pro-rated variable bonus according to the following provisions: If the Company achieves the quaterly targets which are intended to be achieved for the 4th quartal of 2007 according to the SCM Executive Bonus Program, he receives the variable bonus which is provided for the quartal of 2007 pro rata temporis (i.e. in case of two months of employment 2/3) . If the Company achieves the annual targets which are intended to be achieved for the year 2007 according to the SCM Executive Bonus Program, Mr. Marx additionally receives the variable bonus which is provided for the year 2007 pro rata temporis (i.e. in case of two months of employment 2/12). The variable bonus for 2007 amounts at the maximum to EUR 32,000.00 gross.

2.3  Der Geschäftsführer hat unter dem Vorbehalt der Genehmigung durch das Board of Directors von SCM Microsystems Inc Anspruch auf Gew’hrung einer Option auf den Erwerb von 60.000 Aktien der SCM Microsystems Inc.. Der Ausübungspreis pro Aktie der Option entspricht dem Marktpreis der Aktie der SCM Microsystems Inc. zum Zeitpunkt der Gew’hrung. Der Zeitpunkt der Gew’hrung wird vom Board of Directors der SCM Microsystems Inc. bestimmt. Es gelten die Bedingungen des Stock Option Plans, unter dem die Aktienoptionen ausgegeben wurden.

2.3  Subject to the for SCM Microsystems Inc.’s Board of Directors’ approval, the Managing Director is entitled to receive a grant by SCM Microsystems Inc. of an option to purchase up to 60,000 shares for common stock of SCM Microsystems Inc.. The exercise price per share of the option will be equal to the fair market value of a share of SCM Microsystems Inc.’s common stock on the date of grant, which will be the date the grant is approved by SCM Microsystems Inc.’s Board of Directors. The conditions of that Stock Option Plan shall apply under which the share options are granted.

2.4  Durch die Vergütung entsprechend dieser Ziff. 2 ist die gesamte T’tigkeit des Gesch’ftsführers, insbesondere jede T’tigkeit für SCM Microsystems, Inc. und andere mit der Gesellschaft verbundene Unternehmen im Sinn des § 15 AktG (Aktiengesetz) abgegolten. Das Gehalt wird j’hrlich von dem für Vergütung zust’ndigen Ausschuss des Board of Directors der SCM Microsystems, Inc. überprüft.

2.4  The remuneration according to this sec. 2 covers the entire activity of the Managing Director, in particular, activities for SCM Microsystems, Inc. and any affiliate of the Company in the sense of sec. 15 German Stock Companies Act (Aktiengesetz). The remuneration shall be reviewed annually by the compensation committee of the Board of Directors of SCM Microsystems, Inc.

3. Krankheit	3. Sickness

3.1 Der Gesch’ftsführer wird den Vertreter der Alleingesellschafterin unverzüglich über eine eventuelle Krankheit informieren und bei einer Krankheitsdauer von mehr als drei Tagen ein ’rztliches Attest vorlegen, aus dem sich die Dienstunf’higkeit und deren voraussichtliche Dauer ergeben.

3.1  The Managing Director shall promptly notify the representative of the sole shareholder about sickness, if any, and, in case the sickness lasts more than three days, submit a medical certificate attesting to his inability to work and the probable length thereof.

3.2 Im Falle unverschuldeter, die Durchführung seiner Aufgaben ausschließender Krankheit oder Dienstunf’higkeit w’hrend seiner Anstellung, hat der Gesch’ftsführer Anspruch auf Fortzahlung seines Grundgehaltes für die Dauer von sechs Wochen. Schadensersatzansprüche gegen Dritte tritt der Gesch’ftsführer in Höhe der geleisteten Gehaltsfortzahlung an die Gesellschaft ab.

3.2   In case of sickness during employment preventing the Managing Director without his personal responsibility from performing his duties, his Fixed Salary shall continue to be paid for six weeks. Damage claims vis-à-vis third parties are transferred by the Managing Director to the Company up to the amount of continued salary payments.

4. Reisekosten/Firmenwagen	4. Travel Expenses/Company Car

4.1 Die Gesellschaft erstattet dem Gesch’ftsführer belegte Reisekosten entsprechend den jeweils gültigen Festlegungen der Gesellschaft und den jeweils gültigen deutschen steuerrechtlichen Richtlinien.	4.1 The Company will reimburse the Managing Director for proved travel expenses in accordance with Company guidelines in force from time to time and German tax regulations in force from time to time.

4.2  Die Gesellschaft stellt dem Gesch’ftsführer einen Firmenwagen des Typs 5er BMW oder einer vergleichbaren Klasse zur Verfügung, der auch privat genutzt werden kann. Die private Nutzung ist von dem Gesch’ftsführer gem’ß den jeweils gültigen deutschen steuerrechtlichen Richtlinien als geldwerter Vorteil zu versteuern, was bei der Gehaltsabrechnung berücksichtigt wird. Der Gesch’ftsführer hat die Option, statt eines Firmenwagens eine entsprechende car allowance zu erhalten gem’ß der SCM-Dienstwagenregelung. Die SCM-Dienstwagenregelung der Gesellschaft gilt erg’nzend in ihrer jeweils gültigen Fassung.

4.2  The Company shall provide the Managing Director with a Company car that is of value and type equivalent to a car type 5er BMW, which may also be used privately. According to German tax regulations, in force from time to time, the private use is taxable as remuneration in kind, which shall be taken into consideration for the payroll. The Managing Director has the option to receive a respective car allowance instead of a company car according to the SCM company’s car guideline. The SCM company’s car guideline as in force from time to time shall apply additionally.

5. Urlaub	5. Vacation

5.1  Der Gesch’ftsführer hat Anspruch auf einen Jahresurlaub von 28 Arbeitstagen; der Urlaubsanspruch erhöht sich pro vollendetem Kalenderjahr der Dienstzeit um jeweils einen Tag bis zum Höchstanspruch von 31 Arbeitstagen nach drei Jahren Dienstzeit. Bei Eintritt in das Arbeitsverh’ltnis im Laufe eines Kalenderjahres besteht Anspruch auf den jeweils anteiligen Urlaub. Bei Ausscheiden w’hrend des laufenden Kalenderjahres besteht ebenfalls Anspruch auf den anteiligen Urlaub, der bis zum Datum des Ausscheidens entstanden ist, d.h. 1/12 pro Monat, den der Gesch’ftsführer im laufenden Kalenderjahr noch angestellt war.

5.1 The Managing Director is entitled to an annual vacation of 28 working days; the holiday entitlement shall increase for one day per completed calendar year of service up to a maximum entitlement of 31 working days per calendar year after a service term of three years. In case of start of work during a calendar year, the Managing Director is entitled to pro-rated holidays. In case of termination during a calendar year, the Managing Director is entitled to pro-rated holidays until the date of the end of the Contract, i.e. 1/12 per month during which the Managing Director was employed in the current calendar year.

5.2 Der Gesch’ftsführer wird den Urlaubszeitpunkt angemessen im Voraus mit dem Vertreter der Alleingesellschafterin abstimmen.	5.2 The Managing Director shall agree with the representative of the sole shareholder the time of vacation reasonably in advance.

5.3 Eine Abgeltung des Urlaubs ist ausgeschlossen.	5.3 A compensation payment for the vacation shall be excluded.

6. Nebenbeschäftigung	6. Side Activities

Der Geschäftsführer wird der Gesellschaft seine volle Arbeitskraft widmen und deren Interessen fördern. Irgendeine weitere entgeltliche Beschäftigung sowie Beteiligung an anderen Unternehmen jeder Art bedarf der Zustimmung der Alleingesellschafterin. Dies gilt nicht für den üblichen Erwerb von Aktien oder sonstigen Geschäftsanteilen zu Investitionszwecken. Die Mitgliedschaft in Vertretungsgremien oder in Aufsichtsgremien anderer Gesellschaften bedarf ebenfalls der Zustimmung der Alleingesellschafterin.

The Managing Director shall devote his efforts exclusively to the Company and further its interests. Any engagement in additional occupations against remuneration or any participation in any kind of enterprises requires the consent of the sole shareholder. This shall not apply to the usual acquisition of shares of stock or other shares for investment purposes. Membership in the board of directors or supervisory board of other companies shall also require the approval of the sole shareholder.

7. Geheimhaltung/Rückgabe von Unterlagen	7. Confidentiality/Return of Documents

7.1  Der Gesch’ftsführer ist verpflichtet, alle ihm im Laufe seiner T’tigkeit für die Gesellschaft bekannt werdenden vertraulichen Informationen, insbesondere Gesch’fts- und Betriebsgeheimnisse, geheim zu halten. Dies gilt unabh’ngig davon, ob diese Informationen die Gesellschaft selbst betreffen oder der Gesellschaft bzw. dem Gesch’ftsführer selbst von dritter Seite anvertraut sind, und ob die vertraulichen Informationen mit der eigenen T’tigkeit des Gesch’ftsführerers in Zusammenhang stehen oder nicht. Gesch’fts- und Betriebsgeheimnisse sind insbesondere alle Tatsachen, die nach dem Willen der Gesellschaft geheim gehalten werden sollen. Dazu gehören insbesondere Entwicklungen in Bezug auf bestehende oder zukünftige Produkte und Dienstleistungen, die die Gesellschaft anbietet oder selbst benutzt, sowie Daten und Informationen zur gesamten Gesch’ftsabwicklung der Gesellschaft, die sich z.B. auf Ums’tze, Kosten, Gewinne, Preisgestaltung, Organisation, Kunden- und Lieferantenlisten etc. beziehen. Dasselbe gilt für Entwicklungen, Verfahren, Gesch’ftsmethoden etc., die zwar als solche allgemein bekannt sind, deren Verwendung durch die Gesellschaft aber nicht allgemein bekannt ist. Die vorstehende Geheimhaltungsverpflichtung erstreckt sich auch auf Angelegenheiten anderer Unternehmen, mit denen die Gesellschaft wirtschaftlich oder organisatorisch verbunden ist, vor allem SCM Microsystems, Inc.

7.1   During the term of his employment, the Managing Director agrees to keep as secret all confidential information, included but not limited to, operational and business secrets. This obligation applies independent whether the information concerns the Company itself or has been trusted to the Company or the Managing Director by a third party and independent whether the confidential information is related to the tasks of the Managing Director or not. Operational and business secrets include, but are not limited to facts which shall be kept secretly according to the will of the Company. These include, but are not limited to developments with respect to existing or future products and services which are offered by the Company or used by the Company as well as data and information on business development as a whole, which relate to business volume, costs, profits, prices, organisation, customer and supplier list etc. The same applies to developments, procedures, business practices etc. which are as such commonly known, but which use by the Company is not commonly known. The above confidentiality duty also applies to affairs of other companies to which the Company is economically or organisationally related, above all SCM Microsystems, Inc.

7.2   Nach Beendigung seiner Anstellung gilt die Verschwiegenheitsverpflichtung des Gesch’ftsführers gem’ß vorstehender Ziffer 7.1 fort. Im Rahmen einer von ihm nach Beendigung der Anstellung ausgeübten beruflichen oder unternehmerischen T’tigkeit kann er sein w’hrend der Dauer der Anstellung erworbenes berufliches Wissen einsetzen, sofern dabei die gesetzlichen Beschr’nkungen - insbesondere §§ 3, 17 UWG, 823, 826 BGB sowie das Datenschutzgesetz - sowie Beschr’nkungen aus einem etwaigen nachvertraglichen Wettbewerbsverbot strikt beachtet werden

7.2  After termination of his employment, the Managing Director’s duty of confidentiality as set forth in preceding sec 7.1 shall survive. In case of a professional or entrepreneurial activity of the Managing Director after termination of this employment he can make use of his professional knowledge acquired during the term if his employment, provided the statutory limitations, including but not limited to these set forth in secs. 3, 17 UWG, 823, 826 Civil Code and the Data Protection Act, or limitations arising from a post-termination non-compete, if any, are strictly observed.

7.3  Veröffentlichungen und Vortr’ge, die das Gesch’ftsgebiet der Gesellschaft oder verbundener Unternehmen berühren, bedürfen der vorherigen Zustimmung der Alleingesellschafterin. Sie stellen geistiges Eigentum der Gesellschaft dar.

7.3  Publications and lectures concerning the scope of business of the Company or its affiliates shall require the prior consent of the sole shareholder. They constitute intellectual property of the Company.

7.4 Alle die Gesellschaft und/oder die Interessen der Gesellschaft berührenden Briefe sind ohne Rücksicht auf den Adressaten ebenso wie alle sonstigen dem Gesch’ftsführer zur Verfügung stehenden Gesch’ftsstücke, Zeichnungen, Notizen, Aufzeichnungen, Datentr’ger, Bücher, Muster, Modelle, Ger’te, Werkzeuge, Materialien etc. alleiniges Eigentum der Gesellschaft oder der mit der Gesellschaft wirtschaftlich oder organisatorisch verbunden Unternehmen und nach Aufforderung bzw. sp’testens bei Beendigung des Anstellungsverh’ltnisses auch ohne Auforderung die Gesellschaft zurückzugeben.

7.4  All letters which relate to the Company and/or to the interests of the Company irrespective of the addressee as well as all other provided business pieces, drawings, notes, records, data carriers, books, samples, models, devices, tools, materials etc. are the sole property of the Company or of companies which are economically or organisationally related to the Company. They have to be returned to the Company upon request or at the latest upon termination of the employment without prior request.

8. Abwerbungsverbot	8. Non-Solicitation

8.1  Der Gesch’ftsführer verpflichtet sich, w’hrend der Dauer dieses Vertrages und für die Dauer von 24 Monaten nach Ende dieses Vertrages keine Mitarbeiter der Gesellschaft oder verbundener Unternehmen aktiv abzuwerben.

8.1  The Managing Director is obliged, during the term of this Contract and for the duration of 24 months after the expiration of this contract, not to actively solicit any employee of the Company or an affiliate to leave its employment with the Company or an affiliate.

8.2   Im Falle der Zuwiderhandlung gegen das Abwerbungsverbot nach vorstehender Ziff. 8.1 kann die Gesellschaft von dem Gesch’ftsführer Unterlassung dieser Zuwiderhandlung verlangen. Darüber hinaus hat der Gesch’ftsführer für jeden Fall der Zuwiderhandlung gegen das Abwerbungsverbot eine Vertragsstrafe von einem Viertel seines Jahresbrutto-Grundgehalts zu zahlen. Im Falle eines Dauerverstoßes ist die Vertragsstrafe für jeden angefangenen Monat neu verwirkt. Die Geltendmachung eines weitergehenden Schadens bleibt unberührt.

8.2  In the event of a violation of the non-solicitation obligation in accordance with sec. 8.1 above the Company is entitled to claim that the Managing Director desists from such violation. In addition, the Managing Director will pay a contractual penalty of one quarter of his annual gross Base Salary for each event of a violation of the non-solicitation obligation. In the event of a permanent violation, the penalty shall be forfeited anew for each month started. This does not preclude the assertion of further damage claims.

9. Erfindungen	9. Inventions

9.1   Für Erfindungen und qualifizierte technische Verbesserungsvorschläge gelten die Regelungen des Gesetzes über Arbeitnehmererfindungen mit der Maßgabe, dass die Erfüllung der Verpflichtungen aus diesem Gesetz mit dem Grundgehalt vollst’ndig abgegolten ist.

9.1   Inventions and suggestions for qualified technical improvements are subject to the provisions of the Law Regarding Employee Inventions (Arbeitnehmererfindungsgesetz) provided, however, that the fulfilment of the obligations under such law is fully remunerated by the Base Salary.

9.2 Der Gesch’ftsführer erkl’rt ausdrücklich, dass z.Zt. keine Verpflichtung gegenüber einem früheren Arbeitgeber oder einem sonstigen Dritten zur Anmeldung bzw. Übertragung von Erfindungen oder technischen Verbesserungsvorschl’gen besteht.

9.2  The Managing Director hereby explicitly declares that there is currently no obligation vis-à-vis a previous employer or another third party to apply for or to transfer inventions or proposals for technical inventions.

10. Schutzrechte	10. Property Rights

10.1 Der Gesch’ftsführer übertr’gt der Gesellschaft das ausschließliche, zeitlich, r’umlich und inhaltlich unbeschr’nkte Nutzungs- und Verwertungsrecht für schutzf’hige T’tigkeitsergebnisse, die der Gesch’ftsführer w’hrend der Dauer seines Dienstverh’ltnisses w’hrend seiner Dienstzeit oder, sofern sie Bezug zu seinen vertraglichen Aufgaben haben, auch außerhalb seiner Dienstszeit erstellt.

10.1  The Managing Director shall transfer to the Company the exclusive right of use and exploitation, unlimited with respect to time, space and contents, for any and all work results worthy of protection according to any property right which the Managing Director produced during his employment during his working time or, to the extent that they are related to his contractual tasks, also out of his working time.

10.2 Die Übertragung des Nutzungs- und Verwertungsrechts umfasst die Erlaubnis zur Bearbeitung, unbeschr’nkten Lizenzvergabe an Dritte und Rechtsübertragung und ist vollumf’nglich mit dem Grundgehalt abgegolten.

10.2 The transfer of the right of use and exploitation includes the permission for processing, for issuing of unlimited licences and transfer of rights to third parties and is fully compensated for by the Base Salary.

10.3 Der Gesch’ftsführer verzichtet ausdrücklich auf alle sonstigen ihm etwa als Urheber oder sonstigen Schutzrechtsinhaber zustehenden Rechte an den Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung und auf Zug’nglichmachung des Werkes. Er ist verpflichtet, eine etwaige Schutzrechtsanmeldung nach besten Kr’ften zu unterstützen.

10.3 The Managing Director expressly waives all the other rights he might be entitled to as holder of copyrights or holder of any other property right with respect to the work results, notably the right to naming and to making the work available to the public. He is obliged to support applications for registration of property rights to the best of his ability.

10.4 Der Gesch’ftsführer führt in einer selbst erstellten Anlage 2 zu diesem Vertrag alle Erfindungen, Software, Spezifikationen, Konzepte etc. auf, an denen er vor Beginn seiner T’tigkeit bei der Gesellschaft Rechte erworben hat, die den von diesem (Ziff. 10) oder dem vorigen Abschnitt (Ziff. 9) erfassten Rechten entsprechen. Der Gesch’ftsführer kennzeichnet in der Anlage 2 diejenigen Rechte, die er der Gesellschaft übertragen will und erkl’rt hiermit, dass er die in der Anlage 2 gekennzeichneten Rechte der Gesellschaft, übertr’gt und ihr an diesen ein unentgeltliches unbefristetes Nutzungs- und Verwertungsrecht einr’umt, wenn die Parteien nicht schriftlich etwas anderes vereinbaren.

Die Parteien sind sich einig, dass Herr Marx zum Zeitpunkt des Vertragsschlusses nur die in dieser Anlage aufgeführten Rechte an Erfindungen, Software, Spezifikationen, Konzepten etc. hatte. An allen anderen Arbeitsergebnissen steht der Gesellschaft daher das alleinige Nutzungs- und Verwertungsrecht gem’ß Ziffer 10.1 dieses Vertrags zu.

10.4 The Managing Director shall himself issue an Exhibit 2 to this Agreement in which he lists all inventions, software, specifications, concepts etc. at which he acquired rights before his employment with the Company which correspond to the rights in this section (sec. 10) or the previous section (sec. 9). The Managing Director marks in the Exhibit 2 the rights which he wants to transfer to the Company and declares that he transfers the marked rights to the Company and acquires unlimited rights of use and exploitation without remuneration unless it is otherwise expressly agreed between the parties in written form.

Parties agree that at the time of the conclusion of this contract Mr. Marx had only the rights for inventions, software, specifications, concepts, etc. which are listed in the Exhibit 2. The Company has the exclusive rights of use and exploitation for all other work results according to sec. 10.1 of this contract.

11. Laufzeit	11. Term

11.1 Der Vertrag beginnt am 1. November 2007 und l’uft auf unbestimmte Zeit. W’hrend der ersten sechs Monate kann der Vertrag von jeder Partei mit einer Frist von drei Monaten zum Monatsende gekündigt werden. Danach kann jede Partei den Vertrag mit einer Frist von sechs Monaten zum Monatsende kündigen.

11.1 The contract starts on 1 November 2007 and runs for an indefinite period. During the first six months the Contract can be terminated by either party with three months notice effective to the end of a month. Thereafter, either party may terminate the Contract with six months notice effective to the end of a month.

11.2 Die Gesellschaft ist jederzeit berechtigt, den Gesch’ftsführer von weiterer T’tigkeit für die Gesellschaft unter Fortzahlung seiner Vergütung freizustellen, insbesondere im Fall einer Kündigung oder der Abberufung als Gesch’ftsführer. Mit der Freistellung des Gesch’ftsführers wird ein etwaiger Resturlaub gew’hrt.

11.2 The Company shall be entitled to release the Managing Director at any point if time from further activities for the Company on full pay, especially in case of termination or recall from his position as Managing Director. With the release of the managing director any residual vacation will be granted.

11.3 Das Recht zur außerordentlichen Kündigung bleibt unberührt.	11.3 The right to give extraordinary notice for cause remains unaffected.

11.4 Der Vertrag endet, ohne dass es einer Kündigung bedarf, spätestens mit Ablauf des Monats, in dem der Geschäftsführer das 65, Lebensjahr vollendet hat.	11.4 The Contract shall end without need of notice being given at the end of the month in which the Managing Director reaches the age of 65, at the latest.

12. Rechtsweg	12. Legal Recourse

Das Recht der Gesellschaft, im Fall von Streitigkeiten Klage zu erheben oder eine einstweilige Verfügung zu beantragen, bleibt unberührt.	The right of the Company, to file an action or to apply for an injunction in case of disputes, remains unaffected.

13. Ausschlussfristen	13. Forfeiture

Alle Ansprüche der Parteien aus dem Anstellungsverhältnis oder solche die mit dem Anstellungsverhältnis in Verbindung stehen, müssen von den Parteien innerhalb von sechs Monaten seit ihrer Fälligkeit schriftlich gegenüber der anderen Partei geltend gemacht werden. Ansprüche, die nicht innerhalb dieser Frist geltend gemacht werden, sind verwirkt. Dies gilt nicht für Ansprüche aus der Verletzung des Körpers, des Lebens oder der Gesundheit sowie bei Haftung wegen Vorsatzes.

All claims under and related to this Contract must be asserted in writing by the parties within six months after they become due. Claims that are not asserted with said period shall be forfeited. This does not apply to claims regarding liability from injury of body, life or health nor from intent.

14. Verschiedenes	14. Miscellaneous

14.1 Dieser Vertrag wird in deutscher und englischer Fassung ausgefertigt. Bei Abweichungen oder Widersprüchen zwischen den beiden Fassungen hat die deutsche Fassung Vorrang.	14.1 This contract has been executed in both an English and a German version. In case of discrepancies or contradictions between the two versions the German version shall prevail.

14.2 Ände-rungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Eine Befreiung von diesem Erfordernis durch eine mündliche Vereinbarung ist unwirksam.	14.2 Changes and amendments to this contract shall not be valid unless made in writing. Any release from this requirement by oral agreement shall be invalid.

14.3  Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so berührt dies nicht die Gültigkeit der übrigen Bestimmungen. Anstelle der unwirksamen Bestimmung oder zur Ausfüllung eventueller Lücken dieses Vertrages werden die Parteien eine angemessene Regelung treffen, die dem am nächsten kommt, was die Vertragsparteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben bzw. die dem entspricht, was nach Sinn und Zweck dieses Vertrages vereinbart worden w’re, h’tte man die Angelegenheit von vornherein bedacht.

14.3 Should individual provisions of this Contract be or become invalid in whole or in part, the remaining provisions shall not be affected thereby. In the place of the invalid provision or to fill any gaps of this Contract, parties shall agree on a suitable provision which comes closest to what the Parties intended in accordance with their economic goals, or which comes closest to what the Parties would have agreed according to the meaning and purpose of this Contract if the matter had been considered from the outset.

14.4 Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	14.4 This Agreement is subject to German law.

14.5 Ausschließlicher Gerichtsstand ist München.	14.5 The courts of Munich shall have jurisdiction exclusively.

Ismaning, Germany den / the 31 July, 2007	Ismaning, Germany den / the 31 July, 2007

SCM Microsystems GmbH
hier vertreten durch die Gesellschafterin /
here represented by its shareholder

SCM Microsystems, Inc.,

letztere hier vertreten durch /
the latter here represented by

Herrn/Mr. Stephan Rohaly

/s/ Stephan Rohaly
Herrn/Mr. Stephan Rohaly
/s/ Felix Marx Herrn/Mr. Felix Marx